Exhibit (a)(1)(D)

This announcement is neither an offer to buy nor a solicitation of an offer to sell securities. Such offer is being made solely by the Offer to Purchase (as defined below) provided to shareholders of record and is not being made to, and tenders will not be accepted from or on behalf of, shareholders residing in any state in which making or accepting the offer would violate that jurisdiction’s laws. In those jurisdictions where the securities, Blue Sky, or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of the Purchasers (as defined below) only by one or more registered dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH:

Up to 7,500,000 Class A Ordinary Shares of

PATHFINDER ACQUISITION CORPORATION

at a price of $10.00 per Share

by: FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P.

FP Credit Partners II, L.P. (“FPCP”) and FP Credit Partners Phoenix II, L.P. (“FPCPP” and, together with FPCP, the “Purchasers”) are offering to purchase for cash up to 7,500,000 Class A ordinary shares, par value $0.0001 per share, (the “Class A Shares”) of Pathfinder Acquisition Corporation, a Cayman Islands Exempted company incorporated with limited liability (the “Company”) at a price of $10.00 in cash per Class A Share (the “Purchase Price”), without interest on the purchase price and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Purchasers’ Offer to Purchase, dated December 5, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal, dated December 5, 2022 (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer” and the “Tender Offer Documents”). THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JANUARY 4, 2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE,” AND 11:59 P.M. ON THE EXPIRATION DATE, THE “EXPIRATION TIME”) OR EARLIER TERMINATED.

On December 2, 2022, the last reported sales price of the Class A Shares was $9.96. According to the Company, as of the close of business on December 2, 2022, there were 32,500,000 Class A Shares outstanding, all of which were held by persons other than the Purchasers and their affiliates.

Funding for the purchase of the Class A Shares will be provided through the Purchasers’ available cash on hand. The Offer is not being made for the purpose of acquiring or influencing control of the business of the Company. The Offer will expire at 11:59 p.m., Eastern Time, on January 4, 2023, unless and until the Purchasers, in their sole discretion, shall have extended the Expiration Date. The Purchasers will not provide a “subsequent offering period” (as defined under the Exchange Act (as defined below)) following the Expiration Date. If the Purchasers make a material change in the terms of the Offer, or if they waive a material condition to the Offer, the Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1) and 14d-6(d) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The minimum period during which the Offer must remain open following any material change in the terms of the Offer is generally 10 business days to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Purchasers increase (other than increases of not more than two percent of the outstanding Class A Shares) or decrease the number of Class A Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern Time.

Shareholders wishing to tender Class A Shares must follow the procedures set forth in the Offer to Purchase and in the related Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay the Purchase Price for Class A Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Class A Shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

(i) certificates for Class A Shares or a timely book-entry confirmation of the deposit of Class A Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase); (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), including any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal); and (iii) any other required documents. Under no circumstances will the Purchasers pay interest on the purchase price, regardless of any extension of the Offer or any delay in making payment for the Class A Shares.

Tenders of Class A Shares made pursuant to the Offer are irrevocable, except that shareholders who tender their Class A Shares in response to the Offer will have the right to withdraw their tendered Class A Shares at any time prior to the Expiration Time by sending to American Stock Transfer and Trust Company, LLC (the “Depositary”) at one of its addresses listed on the back cover of the Offer to Purchase, a written notice of withdrawal specifying the name of the person who tendered Class A Shares for which tenders are to be withdrawn, the number of Class A Shares to be withdrawn and the name of the registered holder of such Class A Shares. If Class A Shares have been tendered pursuant to the procedure for book entry transfer as set forth in Section 2—“Procedure for Tendering Class A Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Class A Shares. See Section 3—“Withdrawal Rights” of the Offer to Purchase. If tendering shareholders tender more than the number of Class A Shares that the Purchasers seek to purchase pursuant to the Offer for those Class A Shares, the Purchasers will first purchase all “odd lots” of less than 100 Class A Shares from shareholders who properly tender all of their Class A Shares and who do not properly withdraw them before the Expiration Time, and after purchasing such “odd lots,” will purchase Class A Shares from all other shareholders who properly tender Class A Shares and who do not properly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until the Purchasers have acquired Class A Shares representing $75.0 million in value.

The Purchasers will determine all questions as to the form and validity, including time of receipt, of any notice of withdrawal, in their sole discretion, which determination will be final and binding on all parties, subject to a stockholder’s right to challenge the Purchasers’ determination in a court of competent jurisdiction. None of the Purchasers, the Depositary, D.F. King & Co., Inc., the Information Agent for the Offer (the “Information Agent”), or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur any liability for failure to give any such notification.

The exchange of Class A Shares for the Purchase Price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See Section 10—“Material United States Federal Income Tax Consequences” of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Each holder of Class A Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Class A Shares for cash in the Offer.

The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from the Purchasers at the Purchasers’ expense. The Tender Offer Documents contain terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act, which are incorporated herein by reference. The Tender Offer Documents contain important information, including tax information, which should be read carefully before any decision is made with respect to the Offer.

None of the Purchasers, the Depositary or the Information Agent for the Offer, makes any recommendation as to whether you should tender Class A Shares. Each holder of a Class A Share must make his, her, their or its own decision as to whether to tender some or all of his, her, their or its Class A Shares.

The Purchasers have requested the Company’s list of holders of Class A Shares and security position listings for the purpose of disseminating the Offer to holders of Class A Shares. Copies of the Offer to Purchase and the related Letter of Transmittal will be mailed to record and beneficial holders of Class A Shares whose names appear on the Company’s list of holders of Class A Shares and will be furnished, for subsequent transmittal to beneficial owners of Class A Shares, to brokers, banks and similar persons whose name appears or whose nominee appears on the Company’s list of holders of Class A Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing. The Offer is explained in detail in those materials.

For copies of the Tender Offer Documents, call the Information Agent at (866) 207-3626 (toll free) or banks and brokers call (212) 269-5550, make a written request addressed to 48 Wall Street, 22nd Floor, New York, NY 10005, Attn: Michael Horthman, or email to pfdr@dfking.com.

THE DEPOSITARY FOR THE OFFER IS:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Actions

Telephone: (718) 921-8200

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Michael Horthman

Toll Free: (866) 207-3626

Banks and Brokers Call: (212) 269-5550

Email: pfdr@dfking.com

December 5, 2022